Filed Pursuant to Rule 424(b)(4)
                                                      Registration No. 333-49432



                          PROSPECTUS SUPPLEMENT NO. 15
                      TO PROSPECTUS DATED DECEMBER 19, 2000

                                  $300,000,000

                             RF MICRO DEVICES, INC.

                3.75% CONVERTIBLE SUBORDINATED NOTES DUE 2005 AND
             THE COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES

         This prospectus supplement relates to the resale by the selling securityholders of 3.75% convertible subordinated notes due 2005 of RF Micro Devices, Inc. and the shares of common stock, no par value, of RF Micro Devices, Inc. issuable upon the conversion of the notes.

         This prospectus supplement should be read in conjunction with the prospectus dated December 19, 2000 and the prospectus supplements dated January 4, 2001, January 24, 2001, February 7, 2001, February 27, 2001, March 19, 2001,
April 4, 2001, April 24, 2001, May 15, 2001, June 4, 2001, July 2, 2001, August
1, 2001, October 9, 2001, April 9, 2002 and May 7, 2002, which are to be delivered with this prospectus supplement. All capitalized terms used but not defined in this prospectus supplement shall have the meanings given them in the prospectus.

         The table below sets forth information as of the date hereof concerning beneficial ownership of the notes of the selling securityholders as listed below. All information concerning beneficial ownership has been furnished by the selling securityholders.

                                                      PRINCIPAL
                                                      AMOUNT OF
                                                      MATURITY                         NUMBER OF
                                                      OF NOTES                         SHARES OF
                                                    BENEFICIALLY      PERCENTAGE     COMMON STOCK      PERCENTAGE OF
                                                     OWNED THAT        OF NOTES       THAT MAY BE       COMMON STOCK
                      NAME                           MAY BE SOLD     OUTSTANDING       SOLD (1)        OUTSTANDING (2)
                      ----                           -----------     -----------       --------        ---------------
J.P. Morgan Securities Inc. (3).............         $3,000,000           1.0           66,540               *
500 Stanton Christiana Road
Newark, DE 19713

Any other holder of notes or future transferee,
pledgee, donee or successor (4)(5) .........
      ----------------
      *  Less than 1%

    (1) Assumes conversion of all of the holder's notes at a conversion price of $45.085 per share of common stock. However, this conversion price will be subject to adjustment as described in the accompanying prospectus under "Description of Notes--Right of Conversion." As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

    (2) Calculated based on Rule 13d-3(d)(i) of the Exchange Act using 162,340,816 shares of common stock outstanding as of December 1, 2000. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder's notes. However, we did not assume the conversion of any other holder's notes.

    (3) The amounts presented herein are in addition to those reported by Chase Manhattan International, Inc. in the accompanying prospectus dated December 19, 2000. The selling security holder or an affiliate has acted as an underwriter for an issuance of our securities within the past three years, and beneficially owns an additional 126,698 shares of common stock.

    (4) Information about other selling security holders will be set forth in additional prospectus supplements, if required.

    (5) Assumes that any other holders of notes, or any future transferees, pledgees, donees or successors of or from any such other holders of notes, do not beneficially own any common stock other than the common stock issuable upon conversion of the notes at the initial conversion rate.
                                   ----------

INVESTING IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF THE ACCOMPANYING PROSPECTUS.

THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                                   ----------
            The date of this Prospectus Supplement is June 17, 2002.